UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                       ----------------------------------



                                    FORM 8-K

                                 CURRENT REPORT

                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


         Date of Report (Date of earliest event reported): October 28, 2004



                              REHABCARE GROUP, INC.
             (Exact name of registrant as specified in its charter)


      Delaware                       0-19294                    51-0265872
   (State or other              (Commission File             (I.R.S. Employer
   jurisdiction of                   Number)                  Identification
   incorporation)                                                 Number)



        7733 Forsyth Boulevard
              23rd Floor
         St. Louis, Missouri                               63105
(Address of principal executive offices)                (Zip Code)



       Registrant's telephone number, including area code: (314) 863-7422


================================================================================

Item 2.02      Results of Operations and Financial Condition

     The information in Exhibit 99.1 is incorporated herein by reference.

Item 9.01      Financial Statements and Exhibits.

(c) Exhibits

     The following exhibit is furnished pursuant to Item 2.02 hereof and should not be deemed to be "filed" under the Securities Exchange Act of 1934:

               99.1 Press release dated October 28, 2004, announcing our third quarter 2004 revenues and results of operations and guidance for the full year of 2004

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  October 28, 2004

                                         REHABCARE GROUP, INC.



                          By:/s/Vincent L. Germanese
                                -----------------------------------------------
                                Vincent L. Germanese
                                Senior Vice President, Chief Financial Officer
                                    and Secretary

                                  EXHIBIT INDEX

Exhibit No.       Description

99.1 Press release dated October 28, 2004, announcing our third quarter 2004 revenues and results of operations and guidance for the full year 2004.

                                                                    Exhibit 99.1
                    CONTACT:  RehabCare Group, Inc.
                              Vincent L. Germanese, Chief Financial Officer Betty Cammarata, Dir-Investor Relations
                              Press: David Totaro, Senior Vice
                              President, Corporate Marketing & Communications
                              (314) 863-7422 or
                              Financial Dynamics
                              Gordon McCoun/Lanie Marcus
                              Press: Sean Leous
                              (212) 850-5600

FOR IMMEDIATE RELEASE
Thursday, October 28, 2004

           REHABCARE REPORTS THIRD QUARTER 2004 DILUTED EPS OF $0.36,
                      OPERATING REVENUES OF $93.3 MILLION

ST. LOUIS, MO, October 28, 2004--RehabCare Group, Inc. (NYSE:RHB) today reported financial results for the quarter and nine months ended September 30, 2004. Comparative results for the quarter and nine months follow.

                                         Quarter Ended     Nine Months Ended
Amounts in millions,                        Sept 30,            Sept 30,
except per share data                    2004     2003       2004     2003
--------------------------------------------------------------------------------
Consolidated Operating Revenues         $93.3   $135.0    | $288.7    $409.8
Consolidated Net Earnings                 6.1      3.3(c) |   16.9 (a)  11.8 (c)
Consolidated Diluted
   Earnings Per Share                     0.36     0.20(c)|    1.00(a)   0.72(c)
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
HRS Inpatient Operating Revenues         37.2     34.2    |  109.7     102.1
HRS Outpatient Operating Revenues        11.2     12.3    |   34.3      36.9
--------------------------------------------------------------------------------
HRS Operating Revenues                   48.4     46.5    |  144.0     139.0
HRS Operating Earnings                    8.3      8.6    |   25.2      23.7
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Contract Therapy Operating Revenues      42.9     33.6    |  124.7      97.4
Contract Therapy Operating Earnings       2.3      0.9    |    6.7       4.5
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Other Revenues                            2.0        -    |    3.4         -
Other Operating Earnings                  0.1        -    |    0.2         -
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Staffing Operating Revenues                 -     55.2(b) |   16.7(b)   174.5(b)
Staffing Operating Loss                     -     (2.6)   |   (0.1)      (6.7)
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Equity in Net Loss of Affiliate          (0.1)       -        (0.6)        -
--------------------------------------------------------------------------------

(a) Includes an after tax restructuring charge of $0.9 million, or $0.06 per diluted share and an after tax gain on sale of business of $0.3 million, or $0.02 per diluted share.
(b) Includes intercompany sales of $0.3 million for the three months ended September 30, 2003 and $0.1 million and $1.1 million for the nine months ended September 30, 2004 and 2003, respectively, that Staffing sold to Hospital Rehabilitation Services and Contract Therapy at market rates.
(c) Includes restructuring charge of $0.8 million, or $0.05 per diluted share, after tax.

                                     -MORE-

REHABCARE REPORTS THIRD QUARTER 2004 RESULTS                            Page 2


     John H. Short, Ph.D., president and chief executive officer, commented, "We are pleased with the progress in our business development and operating results both year-over-year and sequentially during the third quarter 2004. Our divisions continue to see growth through both same store revenue increases as well as our sales initiatives, which will also positively impact future quarters."

     Dr. Short continued, "We are ahead of plan in signings in both of our divisions and the number of closed facilities is less than we had originally anticipated. In addition, our pipeline of potential acquisitions and joint ventures has grown this quarter. We are particularly pleased with our recent announcement to develop a strategic partnership with Valley Baptist Health System, which will address the shortage of acute care rehabilitation services in the Rio Grande Valley. This partnership is precisely the type of relationship which illustrates our target market and continuum of care strategy. We look forward to announcing one or more initiatives by year end. These trends should bode well for our future business growth."

Financial Overview of Third Quarter

     Net revenues for the 2004 third quarter were $93.3 million compared to $135.0 million from the year ago quarter, a decline of 30.9 percent. The decline was due to the sale of StarMed, the Company's former staffing division, to InteliStaf, in February 2004. StarMed contributed $55.2 million of net revenues in the third quarter of 2003.

     Net earnings increased 82.8 percent to $6.1 million compared to $3.3 million in last year's third quarter. Earnings per share on a fully diluted basis were $0.36 compared to $0.20 for the same period last year. Included in 2003 third quarter results was an after-tax charge of $0.8 million (equivalent to $0.05 per diluted share after tax) in connection with the Company's restructuring. In addition to the absence of the aforementioned charge, the earnings gain resulted from higher profit contribution at the division level and strong management of expenses more than offsetting corporate overhead remaining after the sale of our staffing business.

     o The Hospital Rehabilitation Services division (HRS) increased its third quarter net revenues 4.1 percent to $48.4 million compared to $46.5 million in last year's third quarter. Operating earnings for the quarter decreased 3.4 percent to $8.3 million from $8.6 million in the prior year quarter. At the end of the quarter, HRS had 186 programs compared to 176 programs at the same time last year.


                                    - MORE -

REHABCARE REPORTS THIRD QUARTER 2004 RESULTS                            Page 3


          The increase in operating revenues is the result of same store growth in discharges and the first quarter acquisition of VitalCare, partially offset by a net decline in programs. The division's operating earnings remain strong, despite the negative impact of the decreased volumes and operating earnings in the outpatient business.

     o The Contract Therapy division's net revenues for the third quarter of 2004 increased 27.6 percent to $42.9 million, compared to $33.6 million in the same quarter a year ago. Operating earnings for the quarter more than doubled to $2.3 million from $0.9 million in the prior year quarter. At the end of the quarter, the division had 600 programs compared to 473 programs at the same time last year.

          The year-over-year third quarter revenue and operating earnings performance reflects the significant growth in the number of programs due to aggressive sales initiatives during the first nine months of the year, and the acquisition of CPR Therapies, LLC in the first quarter of 2004. The division continues to benefit from its target market strategy and improved therapists' productivity. Results from the 2003 third quarter were negatively impacted by lower productivity experienced during the division's complex computer conversion.

     The Company's balance sheet at September 30, 2004 remains strong with almost $47.0 million in cash, cash equivalents and restricted cash, minimal long-term debt and an unused credit facility in excess of $80 million to support strategic initiatives. Days sales outstanding at September 30, 2004 declined to
67.7 days from 72.0 days at December 31, 2003 (adjusted for receivables related to the staffing division). Cash flow from operations was $9.4 million during the third quarter.

     Dr. Short added, "Our nine-month results demonstrate that the sale of the staffing division removed a significant negative effect on the Company's consolidated operating earnings. However, the Company's investment in InteliStaf has yet to yield the equity share of earnings that was expected. Market conditions in the healthcare staffing industry continue to be challenging. These


                                    - MORE -

REHABCARE REPORTS THIRD QUARTER 2004 RESULTS                            Page 4


market conditions and the distractions associated with aggressive integration of the businesses depressed InteliStaf's operating revenues and earnings. As a result, we now expect to realize an after-tax loss of approximately $0.6 million from our equity ownership in InteliStaf in 2004. The strength of RehabCare's operating performance in its core businesses is expected to offset the shortfall by InteliStaf."

     Dr. Short concluded, "We have a confident outlook for the performance of our businesses over the balance of 2004. We are encouraged by the signing of 13 new programs in HRS year-to-date, in addition to the continued strong sales efforts in Contract Therapy. And, as we announced yesterday, our strategic partnership with Valley Baptist Health System in Harlingen, Texas, is a superb example of the type of relationship with major healthcare institutions across the country that we expect to replicate. We are making significant progress in developing the continuum of care model in several major markets and continuing to structure joint venture transactions where we can use our clinical and management expertise and financial capital to create true longstanding relationships."

     RehabCare Group, Inc., headquartered in St. Louis, Missouri, is a leading provider of program management services for hospital inpatient rehabilitation units and skilled nursing units, outpatient therapy programs, and contract therapy services in conjunction with more than 775 hospitals and skilled nursing facilities in 39 states, the District of Columbia, and Puerto Rico. RehabCare is pleased to be included in the Russell 2000 and Standard and Poor's Small Cap 600 Indices.

     A listen-only simulcast of RehabCare's third quarter conference call will be available on the Company's web site at www.rehabcare.com and online at www.companyboardroom.com, beginning at 10:00 Eastern time. An online replay will be available for at least 21 days after the call. A telephonic replay of the call will be available beginning at 1:30 P.M. Eastern time today and ending at midnight on November 18, 2004. The dial-in number for the replay is (320) 365-3844 and the access code is 750419.

     This release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause RehabCare's actual results in future periods to differ materially from forecasted results. These risks and uncertainties may include, but are not limited to, the ability of RehabCare to integrate acquisitions and to implement client partnering relationships within the expected timeframes and to achieve the revenue and earnings levels from such


                                    - MORE -

REHABCARE REPORTS THIRD QUARTER 2004 RESULTS                            Page 5

acquisitions and relationships at or above the levels projected; the timing and financial effect of restructuring efforts with respect to RehabCare's continuing businesses; changes in and compliance with governmental reimbursement rates and other regulations or policies affecting RehabCare's continuing businesses; RehabCare's ability to attract new client relationships or to retain and grow existing client relationships through expansion of RehabCare's hospital rehabilitation and contract therapy service offerings and the development of alternative product offerings; the future operating performance of InteliStaf Holdings, Inc., and the rate of return that RehabCare will be able to achieve from its equity interest in InteliStaf; the adequacy and effectiveness of RehabCare's operating and administrative systems; RehabCare's ability and the additional costs of attracting administrative, operational and professional employees; significant increases in health, workers' compensation and professional and general liability costs; litigation risks of RehabCare's past and future business, including RehabCare's ability to predict the ultimate costs and liabilities or the disruption of its operations; competitive and regulatory effects on pricing and margins; and general economic conditions, including efforts by governmental reimbursement programs, insurers, healthcare providers and others to contain healthcare costs.


NOTE: More information on RehabCare can be found on the World Wide Web at http://www.rehabcare.com.
------------------------


                                    - MORE -

REHABCARE REPORTS THIRD QUARTER 2004 RESULTS                            Page 6

                I. Condensed Consolidated Statements of Earnings
                ------------------------------------------------
             (Unaudited amounts in thousands, except per share data)
                         Three Months Ended           Nine Months Ended
                               Sept 30,                    Sept 30,
                       ------------------------    ------------------------
                       2004     2003   % Change    2004     2003   % Change
                       ----     ----   --------    ----     ----   --------
Operating revenues   $93,277  $134,962  (30.9)  $288,718  $409,847  (29.6)
Costs & expenses
 Operating            66,638   103,581  (35.7)   207,348   310,486  (33.2)
 Selling, general
  & administrative
     Divisions         7,596    15,786  (51.9)    25,132    51,213  (50.9)
Corporate              6,193     6,553   (5.5)    18,786    20,288   (7.4)
Restructuring
    charge                 -     1,286   N/M       1,615     1,286   25.6
Gain on sale of business   -         -   N/M        (485)       -     N/M
Depreciation
  & amortization       2,125     2,084    2.0      5,903     6,429   (8.2)
                      ------    ------           -------   -------
    Total costs
     & expenses       82,552   129,290  (36.1)   258,299   389,702  (33.7)
                      ------   -------           -------   -------
Operating earnings,
     net              10,725     5,672   89.1     30,419    20,145   51.0

Other income
    (expense), net        (4)       10 (140.0)       (54)      (63)  14.3
Interest expense, net    172       144   19.4        544       449   21.2
                      ------    ------            ------    -----
Earnings before income
  taxes and equity in net loss
  of affiliate        10,549     5,538   90.5     29,821    19,633   51.9

Income taxes           4,378     2,215   97.7     12,378     7,809   58.5

Equity in net loss
  of affiliate           (96)        -   N/M        (559)        -    N/M
                      ------    ------            ------    ------

Net earnings          $6,075   $ 3,323   82.8    $16,884   $11,824   42.8
                      ======   =======           =======   =======
Diluted earnings
  per share           $ 0.36   $  0.20   80.0    $  1.00   $  0.72   38.9

Weighted average
 shares outstanding   16,867    16,540    2.0     16,819    16,507    1.9

                    II. Condensed Consolidated Balance Sheets
                    -----------------------------------------
                             (Amounts in thousands)
                                    Unaudited
                                         Sept 30,       December 31,
                                           2004            2003
                                         --------      -------------
Assets
Cash and restricted cash                $ 46,980        $ 38,385
Accounts receivable, net                  69,269          62,744
Deferred tax assets                        8,231          14,706
Other current assets                       2,208           1,912
                                        --------        --------
 Total current assets                    126,688         117,747

Equipment, net                            13,652          14,063
Excess cost of net assets acquired, net   62,368          48,729
Intangible assets                          9,867              48
Investment in unconsolidated affiliate    39,441               -
Assets held for sale                           -          46,171
Other assets                               7,608           6,868
                                        --------        --------
                                        $259,624        $233,626
                                        ========        ========
Liabilities & Stockholders' Equity
Current portion of long-term debt       $  3,773        $      -
Payables & accruals                       47,189          40,795
                                        --------        --------
Total current liabilities                 50,962        $ 40,795

Liabilities held for sale                      -           9,771
Long-term debt, less current portion         466               -
Other non-current liabilities              9,543           5,105
Stockholders' equity                     198,653         177,955
                                        --------        --------
                                        $259,624        $233,626
                                        ========        ========

                                    - MORE -

REHABCARE REPORTS THIRD QUARTER 2004 RESULTS                            Page 7

                            III. Operating Statistics
                   (Revenues and Operating Earnings in 000's)


                                              Three Months Ended
                                         Sept 30,             Sept 30,
                                           2004                 2003
                                          -------             -------
Hospital Rehabilitation Services
--------------------------------
Revenues
   Inpatient                              $37,253             $34,161
   Outpatient                              11,174              12,342
                                          -------             -------
   Total                                  $48,427             $46,503

Division Operating Earnings(a)(b)         $ 8,340             $ 8,634

Average Number of Programs
   Inpatient                                  147                 133
   Outpatient                                  41                  48
                                              ---                 ---
   Total                                      188                 181

End of Quarter Number of Programs             186                 176


Contract Therapy
----------------
Operating Revenues                        $42,895             $33,607

Division Operating Earnings(a)(b)         $ 2,301             $   913

Average Number of Locations                   592                 473

End of Quarter Number of Programs             600                 473


Other
-----
Revenues                                  $ 1,955                   -

Operating Earnings(a)(b)                  $    84                   -





(a) Division Operating Earnings are earnings attributable to the division before interest, income taxes and other income (expense).

(b) The third quarter 2003 restructuring charge was not allocated to the operating segments.


WE INVITE YOU TO VISIT OUR WEB SITE AFTER NOON TODAY TO VIEW KEY STATISTICS IN GREATER DETAIL @ www.rehabcare.com.



                                    - END -